SECOND AMENDED AND RESTATED AGREEMENT


     This SECOND AMENDED AND RESTATED AGREEMENT (the "Agreement") is dated as of May 1, 1996, by and among RECOTON CORPORATION, a New York corporation ("Recoton"), RC ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Recoton ("RC Acquisition Sub"), and ROBERT G. SHAW ("Shaw"), solely in his capacity as a stockholder of INTERNATIONAL JENSEN INCORPORATED, a Delaware corporation ("Jensen").


                              W I T N E S S E T H:

     WHEREAS, Recoton, RC Acquisition Sub and Jensen entered into a Third Amended and Restated Agreement and Plan of Merger (the "Revised Merger Agreement") pursuant to which Jensen will be merged with and into RC Acquisition Sub (the "Merger") and each stockholder of Jensen will receive merger consideration (the "Merger Consideration") of $10.00 or $8.90 in cash and/or equivalent shares of Common Stock of Recoton for each share of Jensen Common Stock, par value $0.01 per share ("Jensen Common Stock").

     WHEREAS, as a condition to the willingness of Recoton to enter into the Second Amended and Restated Agreement and Plan of Merger (the "Second Amended Merger Agreement"), Recoton had required that Shaw agree, and in order to induce Recoton to enter into the Second Amended Merger Agreement, Shaw had agreed, among other things, to pay to Recoton certain amounts if Shaw sells his shares of Jensen Common Stock for greater than $8.90 per share, in accordance with the terms and conditions of this Agreement.

     WHEREAS, Jensen and IJI Acquisition ("Acquisition"), a corporation owned by Shaw, entered into a Second Amended and Restated Agreement for the Purchase and Sale of the Assets of the OEM Business of Jensen (the "Purchase Agreement").

     WHEREAS, Shaw proposes to further amend the Purchase Agreement to increase the Purchase Price (as defined in the Purchase Agreement) to $18,405,000 if, among other things, Recoton enters into this Agreement.

     WHEREAS, Recoton and RC Acquisition Sub propose to amend the Revised Merger Agreement to increase the Merger Consideration to $11.00 per share of Jensen Common Stock to each of the stockholders of Jensen other than Shaw and Blair and to make the consideration for each share of Jensen Common Stock all cash if Shaw enters into this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. SALE AND PAYMENT. From the date hereof through the Termination Date (as hereinafter defined), if Shaw transfers all or any portion of his shares of Jensen Common Stock (including without limitation by merger or tender offer) to a third party other than Recoton for greater than $8.90 per share, Shaw shall promptly pay to Recoton upon Shaw's receipt of the proceeds from the sale of Shaw's shares 50% of the difference between (a) the net proceeds per share received by Shaw, but not to exceed $10.65 per share, for each share sold by Shaw, and (b) the sum of $8.90 per share. Shaw shall retain all net proceeds in excess of $10.65 per share. If Shaw is required to pay any Federal or state income taxes which are incurred by him as a result of Recoton's receipt of any portion of the sales proceeds, Recoton agrees that it will reimburse Shaw for 50% of such Federal and state income tax. Any reimbursement due to Shaw shall be made upon the filing of the appropriate tax return and/or upon the final determination by the Internal Revenue Service or the Illinois Department of Revenue of the taxes due. For purposes of this Agreement, payment of applicable Federal and state income taxes shall mean any such income tax payable at or before the date on which Shaw files his income tax return for the taxable year (and any amended returns) or any amounts otherwise payable as a result of a determination by the Internal Revenue Service or the Illinois Department of Revenue that such taxes are due and owing.

     1.1 EFFECTIVE DATE/TERMINATION DATE. This Agreement shall become effective upon the execution and delivery of the Revised Merger Agreement and shall terminate March 31, 1997.

     1.2 ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event of any change in the number of issued and outstanding shares of Jensen Common Stock by reason of any stock dividend, subdivision, merger, recapitalization, combination, conversion or exchange of shares, or any other change in the corporate or capital structure of Jensen (including, without limitation, the declaration or payment of an extraordinary dividend of cash or securities) which would have the effect of diluting or otherwise adversely affecting Recoton's rights and privileges under this Agreement, the consideration payable in respect of the sale of Jensen Common Stock by Shaw shall be appropriately and equitably adjusted.

     2. COVENANTS OF SHAW. Shaw covenants and agrees that he shall not, and shall not offer to agree to, acquire any additional shares of Jensen Common Stock, or options, warrants or other rights to acquire shares of Jensen Common Stock, without the prior written consent of Recoton, unless such shares are made subject to this Agreement.

     3. COVENANTS OF RECOTON AND RC ACQUISITION SUB. Recoton and RC Acquisition Sub shall perform in all material respects all of their respective obligations under the Revised Merger Agreement.

     4. MISCELLANEOUS.

     4.1 NOTICES. Any notice, request, consent or communication (collectively "Notice") sent under this Agreement shall be effective only if it is in writing and (a) personally delivered, (b) sent by certified or registered mail, return receipt requested, postage prepaid, (c) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (d) telexed or telecopied with receipt confirmed, addressed as follows:

     If to Recoton or RC Acquisition Sub, to:

                             c/o Recoton Corporation
                               2950 Lake Emma Road
                               Lake Mary, FL 32746
                          Attention: Stuart Mont, Chief
                                Operating Officer

                           Telecopier: (407) 333-8903
                            Telephone: (407) 333-8900

                                 with a copy to:

                            Stroock & Stroock & Lavan
                              Seven Hanover Square
                          New York, New York 10004-2594
                           Attention: Theodore S. Lynn
                           Telecopier: (212) 806-6006
                            Telephone: (212) 806-5400

                                 If to Shaw, to:

                       IJI Acquisition Corp./International
                               Jensen Incorporated
                       25 Tri-State International Officer
                                     Center
                                    Suite 400
                             Lincolnshire, IL 60606
                            Attention: Robert G. Shaw
                           Telecopier: (847) 317-3774

                            Telephone: (847) 317-3777

                                 with a copy to:

                         Wildman, Harrold, Allen & Dixon
                              225 West Wacker Drive
                                   Suite 3000
                          Chicago, Illinois 60606-1229
                             Attn: Richard B. Thies
                           Telecopier: (312) 201-2555
                            Telephone: (312) 201-2521

or such other persons or addresses as shall be furnished in writing by any party to the other party. A Notice shall be deemed to have been given as of the date when (i) personally delivered, (ii) five (5) days after the date when deposited with the United States mail properly addressed, (iii) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service, or (iv) when receipt of the telex or telecopy is confirmed, as the case may be, unless the sending party has actual knowledge that a Notice was not received by the intended recipient.

     4.2 WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof and this Agreement may be amended or supplemented at any time. No such waiver, amendment or supplement shall be effective unless in writing and signed by the party sought to be bound thereby.

     4.3 NO PRIOR AGREEMENTS. This Agreement and the Revised Merger Agreement contain the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

     4.4 SUCCESSORS AND ASSIGNS. This Agreement shall not be assignable, except that Recoton or RC Acquisition Sub may assign its rights under this Agreement to another direct or indirect wholly-owned subsidiary of Recoton, but such assignment shall not relieve Recoton or RC Acquisition Sub of their respective obligations hereunder. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their successors (including administrators and executors of individuals) and permitted assigns.

     4.5 REMEDIES. Recoton and RC Acquisition Sub, on the one hand, and Shaw, on the other hand, each acknowledge and agree that the other would be irreparably damaged in the event any of the provisions of this Agreement were not performed by the other in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to redress any breach of this Agreement and to specifically enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which such party may be entitled at law or in equity.

     4.6 EXPENSES. Each of the parties shall pay its own expenses in connection with the negotiation, execution and performance of the Agreement.

     4.7 COUNTERPARTS. This Agreement and any amendments hereto may be executed in two or more counterparts, each of which shall be considered to be an original, but of which together shall constitute the same instrument.

     4.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to the principles of conflicts of law.

     4.9 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     4.10 EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on June 23, 1996, to take effect as of the date set forth above.

                                      RECOTON CORPORATION


                                      By:   /s/ Stuart Mont
                                            --------------------------
                                            Name: Stuart Mont
                                            Title: Executive Vice President-
                                                   Operations


                                      RC ACQUISITION SUB, INC.


                                      By:   /s/ Stuart Mont
                                            --------------------------
                                            Name:  Stuart Mont
                                            Title: Secretary


                                      /s/ Robert G. Shaw
                                      --------------------------